Exhibit 10.1

INTRA-CELLULAR THERAPIES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(adopted June 30, 2014; amended March 30, 2016)

The Board of Directors of Intra-Cellular Therapies, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”), which establishes compensation to be paid to non-employee directors of the Company, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of, or compensated consultant to, the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Compensation

A.	Equity Grants

1.	Annual Stock Option Grants

Each Outside Director shall be granted, automatically and without any action on the part of the Board of Directors, under the Company’s 2013 Equity Incentive Plan or any successor plan (the “Equity Plan”), a non-qualified stock option to purchase 20,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), each year on the date of the Company’s annual meeting of stockholders; provided, however, that if there has been no annual meeting of stockholders held by the first business day of the third fiscal quarter, each Outside Director shall be granted, automatically and without any action on the part of the Board of Directors such annual stock option grant on the first business day of the third fiscal quarter of such year.

The foregoing annual stock option grants shall commence with the 2014 Annual Meeting of Stockholders to be held on June 30, 2014.

2.	Initial Stock Option Grants for Newly Appointed or Elected Directors

Each new Outside Director shall be granted, automatically and without any action on the part of the Board of Directors, under the Equity Plan, a non-qualified stock option to purchase 20,000 shares of Common Stock on the date that the Outside Director is first appointed or elected to the Board of Directors.

3.	Terms of Stock Options

All annual and initial stock option grants to Outside Directors under this Policy shall vest in one year on the anniversary of the date of grant, subject to the Outside Director’s continued service on the Board of Directors, shall have a term of ten years, and shall have an exercise price equal to the fair market value of the Company’s Common Stock as determined under the Equity Plan on the date of grant. The stock options shall become fully vested immediately prior to a Change of Control (as defined below).

“Change of Control” means the occurrence of any of the following events: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions; or (ii)(a) a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (b) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval.

B.	Cash Fees or Fully-Vested Stock or Fully Vested Stock Options in Lieu of Cash Fees

1.	Annual Cash Fees

The following annual cash fees shall be paid to the Outside Directors serving on the Board of Directors and the Audit Committee, Compensation Committee and Nominating and Governance Committee, as applicable.

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Chair	Annual Retainer Amount for Other Members
Board of Directors	$50,000	$40,000

Audit Committee	$20,000	$10,000

Compensation Committee	$15,000	$8,000

Nominating and Governance Committee	$10,000	$5,000

2.	Payment Terms for All Cash Fees

Cash fees payable to Outside Directors shall be paid quarterly in arrears as of the last business day of each fiscal quarter. Board and committee cash fees shall commence as of April 1, 2016.

Following an Outside Director’s first election or appointment to the Board of Directors, such Outside Director shall receive his or her cash compensation pro-rated during the first fiscal quarter in which he or she was initially appointed or elected for the number of days during which he or she provides service. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro-rated basis through his or her last day of service that shall be paid on the last business day of the fiscal quarter.

3.	Election to Receive Fully-Vested Shares of Common Stock or Fully Vested Stock Options in Lieu of Annual Cash Fees

In lieu of all or a portion of the annual cash fees, an Outside Director may elect by prior written notice to the Company to receive fully-vested Stock Awards in shares of Common Stock or fully-vested non-qualified stock options under the Equity Plan on the last business day of each fiscal quarter for the equivalent value of the cash fees due. Such grant shall be made automatically and without any action on the part of the Board of Directors under the Equity Plan. The number of shares with respect to a Stock Award shall be calculated by dividing the cash fees as determined above by the fair market value of the Common Stock as determined under the Equity Plan on the last business day of each fiscal quarter. Should the Outside Director elect to receive stock options, the number of shares underlying a stock option shall be calculated by determining the number of shares that is equivalent to the cash fees due as determined above using the Black Scholes value applicable to the Company’s stock option grants calculated on the last business day of each fiscal quarter. Each stock option grant shall have a term of ten years, unless the Director ceases providing service on the Board of Directors and shall have an exercise price equal to the fair market value of the Company’s Common Stock as determined under the Equity Plan on the date of grant.

Notwithstanding the foregoing, any annual cash fees payable for a fiscal quarter that ended prior to the adoption of this Policy shall be paid as of the date of the adoption of this Policy, and any fully-vested Stock Awards or fully vested stock options elected by an Outside Director in lieu of such cash fees shall be determined by dividing the cash fees due by the fair market value of the Common Stock as determined under the Equity Plan, or the fair market value of the stock option as determined by the Black Scholes method, as of the date of adoption of this Policy.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors. Each Outside Director shall abide by the Company’s travel and other expense policies applicable to Company personnel.

Amendments

The Compensation Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.

3